EXHIBIT 10.3

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is dated as of this 1st day of May, 2007, by and between TerreStar Networks Inc., a Delaware corporation (hereinafter referred to as “TerreStar” or the “Company”), and Jeffrey Epstein (the “Executive”).

In consideration of the mutual covenants herein contained and of the mutual benefits herein provided, the Company and the Executive agree as follows:

1.	Representations and Warranties.

(a)          The Executive represents and warrants to the Company that the Executive is not bound by any restrictive covenants and has no prior or other obligations or commitments of any kind that would in any way prevent, restrict, hinder or interfere with Executive’s acceptance of continued employment or the performance of all duties and services hereunder to the fullest extent of the Executive’s ability and knowledge. The Executive agrees to indemnify and hold harmless the Company for any liability the Company may incur as the result of the existence of any such covenants, obligations or commitments.

(b)          The Company acknowledges and agrees that nothing herein shall be deemed to terminate, modify, alter or eliminate any compensation, benefits or related rights Executive already earned or in which he became fully vested (without any contingency that would result in the loss of such rights, compensation or benefits) in connection with his employment with the Company prior to the execution of this Agreement, including but not limited to any vesting in or contributions made to any pension funds, 401(k) plans, vested stock options or restricted stock or other equity interest in the Company.

2.            Term of Employment. The Company will continue to employ the Executive and the Executive accepts continued employment by the Company on the terms and conditions herein contained for the period (the “Employment Period”) provided in Section 5 of this Agreement.

3.	Duties and Functions.

(a)          (i)          The Executive shall be employed as Senior Vice President, General Counsel and Secretary of the Company and shall oversee, direct and manage all legal matters of the Company. The Executive shall report directly to the Chief Executive Officer of the Company (the “CEO”).

(ii)          The Executive agrees to undertake the duties and responsibilities inherent in the position of Senior Vice President, General Counsel and Secretary, which may encompass different or additional duties as may, from time to time, be assigned by the CEO, and the duties and responsibilities undertaken by the Executive may be altered or modified from time to time by the CEO. In addition, Executive acknowledges that, in his capacity as Senior Vice President, General Counsel and Secretary of TerreStar,

he shall serve as Senior Vice President, General Counsel and Secretary of Motient Corporation (“Motient”) and/or its direct or indirect subsidiaries or affiliates. The Executive, however, acknowledges he shall not be entitled to any additional compensation solely for performing such duties and responsibilities inherent in these positions beyond the compensation provided pursuant to this Agreement. The Executive agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any change thereof which may be adopted at any time by the Company.

(b)          During the Employment Period, the Executive will devote his full time and efforts to the business of the Company and, except as expressly provided herein, will not engage in consulting work or any trade or business for his own account or for or on behalf of any other person, firm or corporation that competes, conflicts or interferes with the performance of his duties hereunder in any way. The Executive may engage in non-competitive business or charitable activities for reasonable periods of time each month so long as such activities do not interfere with the Executive’s responsibilities under this Employment Agreement. The Company acknowledges that the Executive currently serves on the board of directors of the companies and organizations listed on Schedule A attached hereto (the “Other Company Board Obligations”) and that the Other Company Board Obligations do not violate the terms of this Agreement. The Executive acknowledges that he does not reasonably expect that such Other Company Board Obligations will violate the terms of this Agreement during the Executive’s employment with the Company. The Company acknowledges that, in addition to the Other Company Board Obligations, from time to time, the Executive may be asked to serve on the board of directors of other companies or organizations. The Company and the Executive agree that, subject to the prior written approval of the Company, which shall not be unreasonably withheld, the Company shall permit the Executive to serve on the boards of up to two public companies and not more than four (4) boards in total at any one time (including the Other Company Board Obligations); provided, however, that, with respect to the Other Company Board Obligations and any additional board positions maintained by the Executive, such services (i) do not materially interfere with or materially affect the Executive’s service to the Company, (ii) do not otherwise create a situation where a conflict of interest or ethical concerns are likely to be created and (iii) are not for companies or organizations that compete directly with the Company’s business as then conducted.

4.	Compensation.

(a)          Base Salary:

(i)           As compensation for his services hereunder, during the Executive’s employment as Chief Financial Officer, the Company agrees to pay the Executive a base salary at the rate of Two Hundred Seventy-Five Thousand Dollars ($275,000) per annum (the “Base Salary”), payable in accordance with the Company’s normal payroll schedule, or on such other periodic basis as may be mutually agreed upon by the Company and the Executive. The Company may withhold any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(ii)          At the end of calendar year 2007 and at the end of each subsequent calendar year thereafter, the Executive’s salary shall be reviewed in accordance with corporate policy in effect at the time and contributions made by the Executive to the Company during such calendar year subject to the provisions of Section 5 of this Agreement.

(b)          Bonus: The Executive shall be eligible to receive an annual cash bonus award (the “Annual Bonus”), which shall be based on a target of Fifty percent (50%) of the Executive’s then current salary (the “Target Annual Bonus”). The Annual Bonus is not guaranteed and is contingent upon the Executive and the Company achieving deliverables or goals agreed to by the Executive and the CEO or compensation committee of the Board. Any Annual Bonus shall be determined by the Board or the compensation committee of the Board. There will be an opportunity for the Executive to earn more than the Target Annual Bonus based upon Executive’s success in meeting identified performance targets during the relevant time period. For purposes of this Agreement, the Executive’s Base Salary and Annual Bonus shall be referred to collectively as the “Total Cash Compensation.”

(c)          Participation in Equity Incentive Program: The Executive will be eligible to participate in the 2006 Motient Corporation Equity Incentive Stock Plan, as the same may be amended from time to time, and such other equity incentive programs that the Company has established or may, from time to time, establish for its employees or service providers (each, a “Plan” and, collectively, the “Plans”). The terms and conditions governing eligibility for, entitlement to, and participation under any Plan shall be governed by such Plan and any other documents or agreements to be executed by the Executive or the Company in accordance therewith.

(d)          Other Expenses: In addition to the compensation described in this Section 5, the Company agrees to pay and reimburse the Executive during his employment for all reasonable, ordinary and necessary, properly vouchered, client-related business or entertainment expenses incurred in the performance of his services hereunder in accordance with Company policy in effect from time to time; provided, however, that the amount available to the Executive for such travel, entertainment and other expenses may require advance approval by the Chief Financial Officer or such other executive officer of the Company pursuant to the Company’s policy then in effect. The Executive shall submit vouchers and receipts for all expenses for which reimbursement is sought.

(e)          Vacation: During each calendar year, the Executive shall be entitled to the standard amount of vacation provided by the Company for senior level executives.

(f)           Fringe Benefits: In addition to his compensation provided by the foregoing, the Executive shall be entitled to the benefits available generally to Company employees pursuant to Company programs, including, by way of illustration, personal leave, paid holidays, sick leave, profit-sharing, retirement, disability, dental, vision, group sickness, accident or health insurance programs of the Company which may now or, if not terminated, shall hereafter be in effect, or in any other or additional such programs which may be established by the Company, as and to the extent any such programs are or may from time to time be in effect, as determined by the Company and the terms hereof, subject to the applicable terms and conditions of the benefit plans in effect at that time. Nothing herein shall affect the Company’s ability to modify, alter, terminate or otherwise change any benefit plan it has in effect at any given time, to the extent permitted by law.

5.	Employment Period; Termination.

(a)          Commencement. The Executive’s employment under this Agreement shall commence on January 1, 2007 (the “Commencement Date”), and shall continue thereafter until it expires or is terminated by either party pursuant to the terms of this Agreement. The parties acknowledge that, for purposes of seniority, benefits entitlement, vacation awards, and vesting in any pension/retirement programs, the Executive’s initial employment date with the Company shall be the relevant date for calculating his eligibility for and entitlement to any such programs, rather than the Commencement Date.

(b)          Employment Period. The Employment Period shall commence on the Commencement Date and shall continue until the earlier of: (i) the close of business on the first anniversary of the Commencement Date (the “Expiration Date”) (with the period from the Commencement Date through the Expiration Date being referred to herein the “Initial Term”); and (ii) the termination of the Executive’s employment pursuant to the terms of this Section 5. The Initial Term may be renewed or extended for any additional period or periods after the Initial Term (each, a “Renewal Term”) if the Executive and the Company mutually consent to such renewal or extension at any time on or prior to the first anniversary of the date of this Agreement. The Initial Term plus any Renewal Terms shall be included in the “Employment Period.”

(c)          Termination By Executive Without Good Reason. Notwithstanding the provisions of Sections 5(a) and 5(b) of this Agreement, the Executive may terminate the employment relationship at any time for any reason by giving the Company written notice at least forty-five (45) days prior to the effective date of termination. The Company, at its election, may (i) require the Executive to continue to perform his duties hereunder for the full forty-five (45) day notice period, or (ii) terminate the Executive’s employment at any time during such 45-day notice period (but any such termination by the Company shall not be deemed to be a termination of the Executive’s employment without Cause). Unless otherwise provided by this Section 5, all compensation and benefits paid by the Company to the Executive shall cease upon his last day of employment. The Executive acknowledges and agrees that the non-compete restrictions set forth in the Company’s Confidentiality, Non-competition, and Proprietary Rights Agreement or such other similar agreement by which the Executive is bound containing similar obligations (the “Confidentiality Agreement”) will remain in full force and effect for the twelve (12) month period subsequent to his termination pursuant to this Section 5(c). Furthermore, the obligations imposed on the Executive with respect to confidentiality, non-disclosure and assignment of rights to inventions or developments in this Agreement, any Confidentiality Agreement or any other similar agreement executed by the parties shall continue, notwithstanding the termination of the employment relationship between the parties. Executive shall be entitled to receive any accrued but unpaid salary and bonuses earned but not yet paid as of the effective date of his termination, and to be reimbursed in accordance with applicable Company policy for any reimbursable expenses that have not been reimbursed prior to such termination.

(d)          Termination By Company For Cause. If the Executive’s employment is terminated for “Cause,” the Executive will not be entitled to and the Company shall not be obligated to pay any compensation or benefits of any type following the effective date of termination, but the Executive shall be entitled to receive any unpaid salary and bonuses earned but not yet paid as of the effective date of his termination, and to be reimbursed in accordance with Company policy for any reimbursable expenses remaining due and owing that have not been reimbursed prior to his termination. As used in this Agreement, the term “Cause” shall mean a termination for (i) the conviction of the Executive of, or the entry of a pleading of guilty or nolo contendere by the Executive to, any crime involving moral turpitude or any felony or fraud (which includes any acts of embezzlement or misappropriation of funds) or any material violation of the Sarbanes-Oxley Act of 2002; (ii) serious dereliction of a fiduciary obligation or duty of loyalty owed to the Company; (iii) a refusal to substantially perform the Executive’s duties hereunder or to comply with the policies and practices of the Company, except in the event that the Executive becomes permanently disabled as set forth in Section 5(f) of this Agreement; or (iv) Executive’s material breach of this Agreement. Anything herein to the contrary notwithstanding, the Company shall give the Executive written notice prior to terminating the Executive’s employment based upon a material breach of this Agreement (clause (iv) above), setting forth the exact nature of any alleged breach and the conduct required to cure such breach. The Executive shall have forty-five (45) days from the giving of such notice within which to cure the breach. The Executive acknowledges and agrees that the non-compete restrictions set forth in the Confidentiality Agreement will remain in full force and effect for the twelve (12) month period subsequent to his termination pursuant to this Section 5(d). Furthermore, the obligations imposed on the Executive with respect to confidentiality, non-disclosure and assignment of rights to inventions or developments in this Agreement, any Confidentiality Agreement or any other agreement executed by the parties shall continue, notwithstanding the termination of the employment relationship between the parties.

(e)          Termination By Company Without Cause. The Company may terminate the Executive without Cause by delivering written notice to the Executive at least forty-five (45) days prior to the effective date of such termination.

(i)           If the Executive’s employment is terminated by the Company without Cause, then, subject to the terms and conditions set forth in this Section 5(e)(i), the Executive shall receive a payment equal to one (1) times the Executive’s then current annual Total Cash Compensation as severance pay. In addition, to the extent that the Executive qualifies for, complies with the requirements of and otherwise remains eligible for continuation of his health care insurance benefits under COBRA, and payment of COBRA premiums is permitted under applicable laws and regulations, the Company shall pay the COBRA premiums until the earlier of (A) such time as the Executive obtains alternative employment and becomes eligible for health insurance through his new employer and (B) eighteen (18) months following the date of his termination. For purposes of determining severance pursuant to this Section 5(e)(i), the Total Cash Compensation shall be calculated based on the Executive’s current Base Salary as of the effective date of his termination, and the full Target Annual Bonus for the relevant year.

(ii)          In addition to the Executive’s severance calculated in accordance with Section 5(e)(i), the vesting period shall be accelerated for any unvested options, shares of restricted stock, or other rights to purchase equity securities of the Company, Motient or their respective affiliates (collectively, the “Award Shares”) that were previously awarded to Executive pursuant to any Plan, and any unvested Award Shares awarded to Executive shall become fully vested effective immediately prior to the effective date of Executive’s termination of employment.

(iii)        The Executive acknowledges and agrees that the non-compete restrictions set forth in the Confidentiality Agreement will remain in full force and effect for the twelve (12) month period subsequent to his termination pursuant to this Section 5(e). Furthermore, the obligations imposed on Executive with respect to confidentiality, non-disclosure and assignment of rights to inventions or developments in this Agreement, any Confidentiality Agreement or any other agreement executed by the parties shall continue, notwithstanding the termination of the employment relationship between the parties.

(iv)         The severance pay, COBRA premium payment and accelerated vesting of Award Shares to be provided under this Section 5(e) are referred to herein collectively as the “Termination Compensation.” The Executive shall not be entitled to any Termination Compensation unless (i) the Executive complies with all surviving provisions of any Confidentiality Agreement by which the Executive is bound, and (ii) the Executive executes and delivers to the Company after a notice of termination, a mutual release in form and substance acceptable to the Company by which the Executive releases the Company from any obligations and liabilities of any type whatsoever under this Agreement, except for the Company’s obligations with respect to the Termination Compensation, which release shall not affect the Executive’s right to indemnification, if any, for actions taken within the scope of his employment. Notwithstanding anything herein to the contrary, no Termination Compensation shall be paid or otherwise provided until all applicable revocation periods have fully expired, and the mutual release becomes fully and finally enforceable. The parties hereto acknowledge that the Termination Compensation to be provided under this Section 5(e)(iv) is to be provided in part in consideration for the above-specified release.

(v)          The Termination Compensation described in this Section 5(e) is intended to supersede any other severance payment provided by any Company policy, plan or practice. Therefore, the Executive shall be disqualified from receiving any severance payment under any other Company severance policy, plan or practice.

(f)           Termination for Executive’s Permanent Disability. To the extent permissible under applicable law, in the event the Executive becomes permanently disabled during employment with the Company, the Company may terminate Executive’s employment under this Agreement by giving forty-five (45) days prior written notice to the Executive of its intent to terminate, and unless the Executive resumes performance of the duties set forth in Section 3 within forty-five (45) days of the date of the notice, Executive’s employment under this Agreement shall terminate at the end of such forty-five (45) day period. If the Executive’s employment is terminated pursuant to this Section 5(f), he shall be entitled to receive severance pay in an amount equal to one-half of his then-current annual Total Cash Compensation (i.e., six months of severance). This severance pay shall be payable in accordance with the Company’s normal payroll schedule, or on such other periodic basis as may be mutually agreed upon, from the effective date of his/her termination, as if the Executive’s employment had continued during the six (6) month severance period. For the purposes of this Agreement, “Permanently disabled” means the inability, due to physical or mental ill health, to perform the essential functions of the Executive’s job, with or without a reasonable accommodation, for ninety (90) days during any one year of employment irrespective of whether such days are consecutive. The Executive acknowledges and agrees that the non-compete restrictions set forth in any Confidentiality Agreement will remain in full force and effect for the twelve (12) month period subsequent to his termination pursuant to this Section 5(f). Furthermore, the obligations imposed on the Executive with respect to confidentiality, non-disclosure and assignment of rights to inventions or developments in this Agreement, any Confidentiality Agreement or any other agreement executed by the parties shall continue, notwithstanding the termination of the employment relationship between the parties.

(g)          Termination Due To Executive’s Death. Executive’s employment under this Agreement will terminate immediately upon the Executive’s death, and the Company shall not have any further liability or obligation to the Executive, his executors, heirs, assigns or any other person claiming under or through his estate, except that the Executive’s estate shall receive any accrued but unpaid salary or bonuses, and the Company shall provide severance pay to the Executive’s estate in an amount equal to one-half of his then-current annual Total Cash Compensation (i.e., six months of severance). Any severance pay shall be payable in accordance with the Company’s normal payroll schedule, as if the Executive’s employment had continued during the six (6) months subsequent to the Executive’s death.

(h)	Termination by Executive for “Good Reason”.

(i)          Subject to the provisions of this Section 5(h), upon thirty (30) days’ written notice to the Company of his intent to terminate the Agreement, the Executive shall have the right to terminate his employment under this Agreement for Good Reason.

(ii)      For purposes of this Agreement, “Good Reason” means the occurrence of any of the following: (1) the Company’s willful material breach of any provision of this Agreement; (2) any material adverse change in the Executive’s compensation, position, authority, duties or responsibilities, or any other action by the Company made without the Executive’s permission (other than a change due to the Executive’s Permanent Disability or as an accommodation under the Americans With Disabilities Act) which results in: (A) a diminution in any material respect in Executive’s position, authority, duties, responsibilities or compensation, which diminution continues in time over at least thirty (30) days, such that it constitutes an effective demotion (provided, however, that, for the avoidance of doubt, no diminution of title, position, duties or responsibilities shall be deemed to occur solely because the Company becomes a division, unit or subsidiary of another corporation or entity or because there has been a change in the reporting hierarchy incident thereto involving the Executive); or (B) an ongoing, material diversion from the Executive’s performance of the functions of the Executive’s position (including, but not limited to, the Executive’s authority to hire, direct, and/or fire employees and the Executive’s authority to oversee the general direction and focus of the Company), excluding for this purpose material adverse changes made with the Executive’s written consent or due to the Executive’s termination for Cause or termination by the Executive without Good Reason;

(iii) the failure of the Company to obtain or maintain coverage for the Executive under an appropriate directors and officers insurance policy;

or (iv) relocation of the Company’s headquarters and/or the Executive’s regular work address to a location which requires the Executive to travel more than fifty (50) miles from the Executive’s residence (provided that it shall not qualify as “Good Reason” if the Company moves its headquarters within the Washington, D.C. Metropolitan Area -- i.e., anywhere within thirty (30) miles of Capitol Hill -- even if the new headquarters location is more than fifty (50) miles from Executive’s residence), without the Executive’s written consent; provided, however, that it shall not constitute Good Reason unless the Executive shall have provided the Company with written notice of the Company’s alleged actions constituting Good Reason (which notice shall specify in reasonable detail the particulars of such actions constituting Good Reason) and the Company has not cured any such alleged actions constituting Good Reason or substantially commenced its effort to cure such breach within fifteen (15) days of the Company’s receipt of such written notice. Notwithstanding the foregoing, in order to avoid any confusion, the planned consolidation, merger or other corporate restructuring of or between the Company and Motient (including but not limited to any transaction or series of transactions that results in Motient becoming the sole shareholder of the Company, or that results in Motient and the Company being merged into one another), or any change in the reporting hierarchy incident thereto involving the Executive, shall not trigger “Good Reason” as long as Executive’s duties, responsibilities and compensation are not materially altered in an adverse manner with respect to the Company, regardless of whether the Company remains an independent corporate entity, or becomes a part of, or a unit, division or subsidiary of, Motient or any related company.

(iii)       A termination for Good Reason shall be treated for all severance purposes as a Termination without Cause, and the Executive shall entitled to receive all of the payments identified in Section 5(e) and Executive’s Award Shares in the Company or Motient, as applicable, shall be accelerated consistent with Section 5(e)(ii); provided, however, that in connection with a termination for Good Reason, the Executive shall be entitled to exercise stock options in accordance with the terms of the Plan and any applicable agreements governing such stock options. The Executive shall also be entitled to receive any accrued but unpaid salary and bonuses, and to be reimbursed for any reimbursable expenses that have not been reimbursed prior to such termination. The Executive acknowledges and agrees that the non-compete restrictions set forth in any Confidentiality Agreement will remain in full force and effect for the twelve (12) month period subsequent to his termination pursuant to this Section 5(h). Furthermore, the obligations imposed on the Executive with respect to confidentiality, non-disclosure and assignment of rights to inventions or developments in this

Agreement, any Confidentiality Agreement or any other agreement executed by the parties shall continue, notwithstanding the termination of the employment relationship between the parties.

(i)           Expiration of the Agreement. If this Agreement expires at the end of the Initial Term as a result of the Company not renewing or extending the Employment Period for a Renewal Term, the expiration of the Agreement shall be treated as a termination without Cause under Section 5(e) of this Agreement for purposes of the Executive’s eligibility for Termination Compensation, except that, instead of Termination Compensation in an amount equivalent to one (1) year of Total Cash Compensation, Executive shall be entitled to Termination Compensation equivalent to nine (9) months of Total Cash Compensation.

(j)           Section 409A Safe Harbor. Notwithstanding anything in this Agreement to the contrary, in no event shall the Company commence payment or distribution to the Executive of any amount that constitutes “nonqualified deferred compensation” within the meaning of Section 409A of the Code, earlier than the earliest permissible date under Section 409A of the Code that such amount could be paid or distributed without additional taxes or interest being imposed upon the Executive under Section 409A of the Code. If any payments or distributions are delayed pursuant to the immediately preceding sentence, the Company will accrue such amounts without interest during such period as the payment or distribution may be required to be deferred under Section 409A of the Code (which is anticipated to be a six-month period following Executive’s separation from service within the meaning of Section 409A of the Code). The accrued amount shall be paid or distributed in a lump sum on the first business day that such amounts could be paid or distributed without additional taxes or interest being imposed upon the Executive under Section 409A of the Code; provided, that such payments or distributions will be made earlier, at the times and on the terms set forth in the applicable provisions of this Section 5, if the Company reasonably determines that the imposition of additional tax under Section 409A of the Code will not apply to an earlier payment or distribution of such amounts. The Company and the Executive agree that they will execute any and all amendments to this Agreement as they mutually agree in good faith may be necessary to ensure compliance with the distribution provisions of Section 409A of the Code or as otherwise needed to ensure that this Agreement complies with Section 409A.

6.            Company Property. All correspondence, records, documents, software, promotional materials, and other Company property, including all copies, which come into the Executive’s possession by, through or in the course of his employment, regardless of the source and whether created by the Executive, are the sole and exclusive property of the Company, and immediately upon the termination of the Executive’s employment, or at any time the Company shall request, the Executive shall return to the Company all such property of the Company, without retaining any copies, summaries or excerpts of any kind or in any format whatsoever. The Executive further agrees that should he discover any Company property or Confidential Information (as hereinafter defined) in his possession after the return of such property has been requested, the Executive agrees to return it promptly to the Company without retaining copies, summaries or excerpts of any kind or in any format whatsoever.

7.            Non-Competition; Non-Solicitation. Executive acknowledges and agrees that, as a condition of his employment under this Agreement, he shall be required to execute a copy of a Confidentiality Agreement to the extent that he has not already done so, and he shall be bound by the terms and conditions of that Confidentiality Agreement, including those provisions addressing non-competition and non-solicitation of customers and employees, which shall continue in full force and effect throughout the course of his employment and shall survive the termination of this Agreement and the Executive’s employment with the Company for any reason. The Executive acknowledges that he has received a copy of the Company’s Confidentiality Agreement and he fully understands its terms. The Confidentiality Agreement, as well as all of the terms and obligations imposed on the Executive therein, is incorporated into this Agreement in their entirety by reference. It shall not be a defense to any action seeking to enforce the terms of the Confidentiality Agreement that the Executive has failed to execute a copy of the Confidentiality Agreement. The existence of a claim, charge, or cause of action by the Executive against the Company under this Agreement or otherwise shall not constitute a defense to the enforcement by the Company of the foregoing restrictive covenants contained in the Confidentiality Agreement, but such claim, charge, or cause of action shall be litigated separately.

8.            Protection of Confidential Information. The Executive agrees that all information, whether or not in writing, relating to the business, technical or financial affairs of the Company and that is generally understood in the industry as being confidential and/or proprietary information, is the exclusive property of the Company. The Executive agrees to hold in a fiduciary capacity for the sole benefit of the Company all secret, confidential or proprietary information, knowledge, data, or trade secret (“Confidential Information”) relating to the Company or any of its affiliates or their respective clients, which Confidential Information shall have been obtained during his employment with the Company. The Executive acknowledges and agrees that, as a condition of his employment under this Agreement, he is and shall remain bound by the terms and conditions of the Confidentiality Agreement, including those provisions addressing the confidentiality and non-disclosure of Company Confidential Information, and those provisions, and he obligations they impose on the Executive shall continue in full force and effect throughout the course of his employment and shall survive the termination of this Agreement and the Executive’s employment with the Company for any reason. The Executive agrees that he will not at any time, either during the Term of this Agreement or after its termination, disclose to anyone any Confidential Information, or utilize such Confidential Information for his own benefit, or for the benefit of third parties without written approval by an officer of the Company. The Executive further agrees that all documents, memoranda, notes, records, data, schematics, sketches, computer programs, presentations, prototypes, or written, photographic, magnetic or other documents or tangible objects developed, created or compiled by him or made available to him at any time during his employment concerning the business of the Company and/or its clients, including any copies of such materials, shall be the property of the Company and shall be delivered to the Company on the termination of his employment, or at any other time upon request of the Company, and he shall not retain any such materials or copies of such materials subsequent to the termination of his employment for any reason.

9.            Intellectual Property. The Executive acknowledges and agrees that he is and shall at all times remain bound by the terms and conditions of the Confidentiality Agreement during the course of his employment with the Company and thereafter, including those provisions addressing his obligations to the Company with respect to intellectual property belonging to the Company. These obligations shall continue in full force and effect throughout the course of his employment and shall survive the termination of this Agreement and the Executive’s employment with the Company for any reason.

10.          Injunctive Relief. The Executive acknowledges that he understands that, in the event of a breach or threatened breach of this Agreement by the Executive (including the terms of the Confidentiality Agreement expressly incorporated herein by reference), the Company may suffer irreparable harm and will therefore be entitled to injunctive relief, without prior notice to the Executive and without the posting of a bond or other guarantee, to enforce this Agreement. This provision is not a waiver of any other rights which the Company may have under this Agreement, including the right to recover attorneys’ fees and costs to cover the expenses it incurs in seeking to enforce this agreement, as well as to any other remedies available to it, including money damages.

11.	Change of Control Benefits.

(a)          In the event that, at any time during the Executive’s employment under this Agreement, the Company and/or Motient experiences a Change of Control (as hereinafter defined) and, within either three (3) months before the Change of Control or three (3) months after the Change of Control, Executive experiences a Change of Control Position Modification (as hereinafter defined), then, provided that Executive shall have executed a release in form and substance acceptable to the Company, and subject to the other terms and conditions contained in this Agreement, the Executive shall be entitled to receive a lump sum payment in an amount equal to two (2) times the Executive’s then current annual Total Cash Compensation, in recognition of his contributions leading up to the Change of Control. In addition, vesting in all of Executive’s unvested Award Shares awarded to Executive as a result of or in connection with his employment with the Company (including but not limited to any Award Shares in the Company or in Motient) pursuant to any applicable Plan shall be accelerated, and Executive’s unvested Award Shares shall become vested immediately prior to the effective date of Executive’s termination, subject to the terms and conditions of the applicable Plan and other agreements. This severance shall supersede the severance provision contained in Section 5(e).

(b)          For purposes of this Agreement, the following terms shall have the following meanings:

(i)           “Affiliate” shall mean, with respect to any Person, any other Person that controls, is controlled by or is under common control with the first Person.

(ii)          “Change of Control” shall mean the occurrence of any of the following events:

(A)         any “person” (as defined in Section 3(a)(9) of the Exchange Act, and as modified in Section 13(d) and 14(d) of the Exchange Act) other than (1) Parent or any of its Subsidiaries, (2) any employee benefit plan of Parent or any of its Subsidiaries, (3) any Affiliate, (4) a company owned, directly or indirectly, by stockholders of Parent in substantially the same proportions as their ownership of Parent or (5) an underwriter temporarily holding securities pursuant to an offering of such securities, becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of Parent representing more than 50% of the shares of voting stock of Parent then outstanding;

(B)         the consummation of any merger, organization, business combination or consolidation of Parent or one of its Subsidiaries (including the Company) with or into any other entity, other than a merger, reorganization, business combination or consolidation which would result in the holders of the voting securities of Parent outstanding immediately prior thereto holding securities which represent immediately after such merger, reorganization, business combination or consolidation more than 50% of the combined voting power of the voting securities of Parent or the surviving company or the parent of such surviving company;

(C)         the consummation of a sale or disposition by Parent of all or substantially all of Parent’s assets, other than a sale or disposition if the holders of the voting securities of Parent outstanding immediately prior thereto hold securities immediately thereafter which represent more than 50% of the combined voting power of the voting securities of the acquiror, or parent of the acquiror, of such assets;

(D)         the stockholders of Parent approve a plan of complete liquidation or dissolution of Parent; or

(E)         individuals who, as of the Commencement Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Commencement Date whose election by the Board, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an election contest with respect to the election or removal of directors or other solicitation of proxies or consents by or on behalf of a person other than the Board. Furthermore, in order to avoid any confusion, the planned consolidation, merger or other corporate restructuring of or between the Company and Motient Corporation shall not constitute a Change of Control for such purposes, and provided further that a change to the membership of the current Board of the Company or any portion thereof as a result of or in connection with any such consolidation, merger or other corporate restructuring of or between the Company and Motient (or the consolidation of the boards of directors of Motient and the Company as a result of such consolidation, merger or other corporate restructuring) shall not constitute a Change of Control for purposes of this Agreement.

(iii)        “Change of Control Position Modification” shall mean that, within three (3) months before or three (3) months after a Change of Control, Executive’s employment with the Company is terminated without Cause (as defined in Section 5(d) above) or Executive terminates his employment based upon a material adverse change in the Executive’s position, authority, duties or responsibilities, or any other action by the Company made without the Executive’s permission (other than a change due to the Executive’s Permanent Disability or as an accommodation under the Americans With Disabilities Act) which results in: (A) a diminution in any material respect in Executive’s position, authority, duties, responsibilities or compensation, which diminution continues in time over at least thirty (30) days, such that it constitutes an effective demotion; or (B) an ongoing, material diversion from the Executive’s performance of the functions of the Executive’s position (including, but not limited to, the Executive’s authority to hire, direct, and/or fire employees and the Executive’s authority to oversee the general direction and focus of the Company), excluding for this purpose material adverse changes made with the Executive’s written consent or due to the Executive’s termination for Cause or termination by the Executive without Good Reason. For the avoidance of doubt, no diminution of title, position, duties or responsibilities shall be deemed to occur solely because the Company has experienced a Change of Control or has been merged into or becomes a division, unit or subsidiary of another corporation or entity or because there has been a change in the reporting hierarchy incident thereto involving the Executive. In any event, a Change of Control Position Modification shall not be deemed to have occurred unless the Executive shall have provided the Company with written notice of the Company’s alleged actions constituting a Change of Control Position Modification (which notice shall specify in reasonable detail the particulars of such actions) and the Company has not cured any such alleged actions or substantially commenced its effort to cure such breach within fifteen (15) days of the Company’s receipt of such written notice.

(iv)         “control”, “controlled by” and “under common control with”, as used with respect to any Person, means the possession, directly or indirectly, through one or more intermediaries or otherwise, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, contractually or in any other manner whatsoever.

(v)          “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

(vi)         “Parent” means Motient Corporation (including its successor through any internal reorganization) or, in case Motient Corporation is not the ultimate parent of TerreStar Networks Inc., the entity that is the ultimate parent corporation of TerreStar Networks Inc.

(vii)       “Person” means any individual, firm, corporation, limited liability company, partnership, sole proprietorship, trust or other legally cognizable entity.

(viii)      “Subsidiary” with respect to any specified Person, means:

(A)         any corporation, association or other business entity of which more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(B)         any partnership (1) the sole general partner or the managing general partner of which is such Person or a Subsidiary (as defined in clause A) of such Person or (2) the only general partners of which are that Person or one or more Subsidiaries (as defined in clause A) of that Person (or any combination thereof).

12.	Excise Tax on Parachute Payments

(a)          The Executive shall bear all expense of, and be solely responsible for, all federal, state, local or foreign taxes due with respect to any payment received hereunder, including, without limitation, any excise tax imposed by Section 4999 of the Code; provided, however, that any payment or benefit received or to be received by the Executive in connection with a Change in Control or the termination of the Executive’s employment (whether payable pursuant to the terms of this Agreement (“Contract Payments”) or any other plan, arrangements or agreement with the Company or any affiliate (collectively with the Contract Payments, the “Total Payments”)) shall be reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code but only if, by reason of such reduction, the net after-tax benefit received by the Executive shall exceed the net after-tax benefit that would be received by the Executive if no such reduction was made.

(b)          For purposes of this Section 12, “net after-tax benefit” shall mean (i) the total of all payments and the value of all benefits which the Executive receives or is then entitled to receive from the Company that would constitute “excess parachute payments” within the meaning of Section 280G of the Code, less (ii) the amount of all federal, state and local income taxes payable with respect to the foregoing calculated at the maximum marginal income tax rate for each year in which the foregoing shall be paid to the Executive (based on the rate in effect for such year as set forth in the Code as in effect at the time of the first payment of the foregoing), less (iii) the amount of excise taxes imposed with respect to the payments and benefits described in (i) above by Section 4999 of the Code.

(c)          The foregoing determination shall be made by a nationally recognized accounting firm (the “Accounting Firm”) selected by the Company and reasonably acceptable to the Executive (which may be, but will not be required to be, the Company’s independent auditors). The Accounting Firm shall submit its determination and detailed supporting calculations to both the Executive and the Company within fifteen (15) days after receipt of a notice from either the Company or the Executive that the Executive may receive payments which may be “parachute payments.” If the Accounting Firm determines that a reduction is required by this Section 12, the Executive, in the Executive’s discretion, may determine which of the Total Payments shall be reduced to the extent necessary so that no portion of the Total Payments shall be subject to the excise tax imposed by Section 4999 of the Code, and the Company shall pay such reduced amount to the Executive; provided that, if the Executive does not make such determination within ten (10) business days after the receipt of the calculations made by the Accounting Firm, the Company shall elect which and how much of the Total Payments shall be eliminated or reduced consistent with the requirements of this Section 12 and shall notify the Executive promptly of such election.

(d)          The Executive and the Company shall each provide the Accounting Firm access to and copies of any books, records, and documents in the possession of the Executive or the Company, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by this Section 12. The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by this Section 12 shall be borne by the Company.

13.          Publicity. Except as otherwise required by law, including but not limited to the disclosure obligations imposed on public companies under the federal and/or state securities laws, neither party shall issue, without consent of the other party, any press release or make any public announcement with respect to this Agreement or the employment relationship between them. Following the date of this Agreement and regardless of any dispute that may arise in the future, the Executive and the Company jointly and mutually agree that they will not disparage, criticize or make statements that are negative, detrimental or injurious to the other to any individual, company or client, including within the Company.

14.          Non-disparagement. The Executive shall not, while executive is employed by the Company or at any time thereafter, directly, or through any other personal entity, make any public or private statements that are disparaging of the Company, its business or its employees, officers, directors, or stockholders. The Company agrees to refrain from any public statements after the Executive’s employment with the Company ceases that are disparaging to the Executive. The Company’s obligations under this section extend only to then current officers and members of the board, and only for so long as those individuals are officers or directors of the Company.

15.          Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their heirs, personal representatives, successors and assigns. In the event the Company is acquired, is a non surviving party in a merger, or transfers substantially all of its assets, this Agreement shall not be terminated and the transferee or surviving company shall be bound by the provisions of this Agreement. The parties understand that the obligations of the Executive are personal and may not be assigned by him.

16.          Entire Agreement. This Agreement contains the entire understanding of the Executive and the Company with respect to employment of the Executive and supersedes any and all prior understandings, written or oral, except for the Confidentiality Agreement, the Plans and agreements that have been executed or are to be executed in connection with any Award Shares or other equity interests awarded to the Executive during the course of his employment. This Agreement may not be amended, waived, discharged or terminated orally, but only by an instrument in writing, specifically identified as an amendment to this Agreement, and signed by all parties. By entering into this Agreement, the Executive certifies and acknowledges that he has carefully read all of the provisions of this Agreement and that he voluntarily and knowingly enters into said Agreement.

17.          Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be deemed severable from the remainder of this Agreement, and the remaining provisions contained in this Agreement shall be construed to preserve to the maximum permissible extent the intent and purposes of this Agreement.

18.          Tax Consequences. Company will have no obligation to any Person entitled to the benefits of this Agreement with respect to any tax obligation any such Person incurs as a result of or attributable to this Agreement, including all supplemental agreements and employee benefits plans incorporated by reference therein, or arising from any payments made or to be made under this Agreement or thereunder.

19.          Governing Law and Submission to Jurisdiction. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Virginia, without giving effect to the principles of conflicts of law thereof.

20.          Notices. Any notice provided for in this Agreement shall be provided in writing. Notices shall be effective from the date of service, if served personally on the party to whom notice is to be given, or on the second day after mailing, if mailed by first class mail, postage prepaid. Notices shall be properly addressed to the parties at their respective addresses or to such other address as either party may later specify by notice to the other.

21.          ARBITRATION. The parties agree that, except as discussed in this Agreement, any controversy, claim or dispute arising out of or relating to this agreement or the breach thereof, or arising out of or relating to the employment of the Executive, or the termination thereof, including any statutory or common law claims under federal, state, or local law, including all laws prohibiting discrimination in the workplace, shall be resolved by arbitration before a single arbitrator in Fairfax County, Virginia in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association. The parties agree that any award rendered by the arbitrator shall be final and binding, and that judgment upon the award may be entered in any court having jurisdiction thereof. The parties further acknowledge and agree that, due to the nature of the confidential information, trade secrets, and intellectual property belonging to the company to which the executive has or will be given access, and the likelihood of significant harm that the Company would suffer in the event that such information was disclosed to third parties, nothing in this paragraph shall preclude the Company from going to court to seek injunctive relief to prevent the Executive from violating the obligations established in Sections 7 through 9 of this agreement. This agreement to arbitrate does not include claims that, by law, may not be subject to mandatory arbitration.

22.	Indemnification.

(a)          Corporate Acts. In his/her capacity as a director, manager, officer, or employee of the Company or serving or having served any other entity as a director, manager, officer, or the Executive at the Company’s request, the Executive shall be indemnified and held harmless by the Company to the fullest extent allowed by law, the Company’s charter and by-laws, from and against any and all losses, claims, damages, liabilities, expenses (including legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which the Executive may be involved, or threatened to be involved, as a party or otherwise by reason of the Executive’s status, which relate to or arise out of the Company, their assets, business or affairs, if in each of the foregoing cases, (i) the Executive acted in good faith and in a manner the Executive believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal proceeding, had no reasonable cause to believe the Executive’s conduct was unlawful, and (ii) the Executive’s conduct did not constitute gross negligence or willful or wanton misconduct (and the Company shall also advance expenses as incurred to the fullest extent permitted under applicable law, provided the Executive provides an undertaking to repay advances if it is ultimately determined that Executive is not entitled to indemnification). The Company shall advance all expenses incurred by the Executive in connection with the investigation, defense, settlement or appeal of any civil or criminal action or proceeding referenced in this Section 22, including but not necessarily limited to legal counsel, expert witnesses or other litigation-related expenses. The Executive shall be entitled to coverage under the Company’s directors and officers liability insurance policy in effect at any time in the future to no lesser extent than any other officers or directors of the Company. After the Executive is no longer employed by the Company, the Company shall keep in effect the provisions of this Section 22, which provision shall not be amended except as required by applicable law or except to make changes permitted by law that would enlarge the right of indemnification of the Executive. Notwithstanding anything herein to the contrary, the provisions of this Section 22 shall survive the termination of this Agreement and the termination of the Employment Period for any reason.

(b)          Personal Guarantees. The Company shall indemnify and hold harmless the Executive for any liability incurred by him/her by reason of his/her execution of any personal guarantee for the Company’s benefit (including but not limited to personal guarantees in connection with office or equipment leases, commercial loans or promissory notes).

(c)          The indemnification provision of this Section 22 shall be in addition to any other liability the Company otherwise may have to the Executive to indemnify him for his conduct in connection with his efforts on the Company’s behalf.

23.	Miscellaneous.

(a)          No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

(b)          The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

(c)          The language in all parts of this Agreement will be construed, in all cases, according to its fair meaning, and not for or against either party hereto. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party will not be employed in the interpretation of this Agreement.

(d)          The obligations of Company under this Agreement, including its obligation to pay the compensation provided for in this Agreement, are contingent upon the Executive’s performance of the Executive’s obligations under this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered, by its authorized officers or individually, on the date first set forth above in the opening paragraph of this Agreement.

TERRESTAR NETWORKS INC.

/s/Robert H. Brumley

By:	Robert H. Brumley

Its:	President and CEO

JEFFREY W. EPSTEIN

/s/Jeffrey W. Epstein
Executive